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                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                                   FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                          SkyTel Communications, Inc.
            (Exact Name of Registrant as Specified in Its Charter)

               Delaware                               64-0518209
(State of Incorporation or Organization)    (IRS Employer Identification No.)

        200 South Lamar Street
            Skytel Centre
         Jackson, Mississippi                            39201
(Address of Principal Executive Offices)               (Zip Code)


     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) check the following box. [X]

     Securities Act registration statement file number to which this form relates:

     Securities to be registered pursuant to Section 12(b) of the Act:

          Title of Each Class        Name of Each Exchange on which
          to be so Registered        Each Class is to be Registered
          -------------------        ------------------------------

                               None


Securities to be registered pursuant to Section 12(g) of the Act:

           $2.25 Cumulative Convertible Exchangeable Preferred Stock
                                (Title of Class)

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Item 1.  Description of Registrant's Securities to be Registered.

     The following is a summary of the terms of the $2.25 Cumulative Convertible Exchangeable Preferred Stock (the "Preferred Stock") of SkyTel Communications, Inc. (formerly Mobile Telecommunications Technologies Corp.), a Delaware corporation (the "Company"). This summary is not intended to be complete and is subject to and qualified in its entirety by reference to the Certificate of Designations of the Preferred Stock (the "Designations") filed with the Secretary of State of the State of Delaware and setting forth the rights, preferences and limitations of the Preferred Stock, a copy of which has been filed as an exhibit to this registration statement.

     General. The holders of shares of Preferred Stock have no preemptive rights. The Preferred Stock is not be subject to any sinking fund or other obligation of the Company to redeem or retire the Preferred Stock. Unless converted or redeemed, the Preferred Stock has a perpetual maturity. Any share of Preferred Stock converted, redeemed or otherwise acquired by the Company will be retired and canceled and will, upon cancellation be restored to the status of authorized but unissued preferred stock, subject to reissuance by the Board of Directors as Preferred Stock or as shares of preferred stock of any one or more other series.

     Dividends. Holders of the Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, out of the funds of the Company legally available therefor, a cash dividend at the annual rate of $2.25 per share of Preferred Stock, payable in quarterly installments on January 15, April 15, July 15, and October 15, commencing January 15, 1994 (and, in the case of any accrued but unpaid dividends, at such additional times and for such interim periods, if any, as determined by the Board of Directors). Dividends on the Preferred Stock are cumulative and accrue without interest from the date of original issuance, and are payable to holders of record as they appear on the stock books of the Company on such record dates, which shall be not more than 60 days nor less than 10 days preceding the payment dates, as shall be fixed by the Board of Directors, provided that holders of shares of Preferred Stock called for redemption on a redemption date falling between a dividend payment record date and the dividend payment date shall, in lieu of receiving such dividend on the dividend payment date fixed therefor, receive such dividend payment together with all other accrued and unpaid dividends on the date fixed for redemption (unless such holders convert such shares in accordance with the Designations). Dividends payable on the Preferred Stock for any period greater or less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

     If dividends are not paid in full upon the Preferred Stock and any other preferred stock ranking on a parity as to dividends with the Preferred Stock, all dividends declared upon shares of Preferred Stock and such other preferred stock will be declared pro rata so that in all cases the amount of dividends declared per share on the Preferred Stock and such other preferred stock bear to each other the same ratio that accrued and unpaid dividends per share on the shares of the Preferred Stock and such other preferred stock bear to each other. Except as set forth above, unless full cumulative dividends on the Preferred Stock have been paid and funds set aside, dividends (other than dividends paid solely in shares of the Company's common stock, par value $.01 per share ("Common Stock"), other stock ranking junior as to dividends to the Preferred Stock and rights to acquire the foregoing) may not be paid or declared and set aside for payment and other distributions may not be made upon the Common Stock or on any other stock of the Company ranking junior to or on a parity with the Preferred Stock as to dividends nor may any Common Stock or any other stock of the

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Company ranking junior to or on a parity with the Preferred Stock as to dividends be redeemed, purchased or otherwise acquired for any consideration by the Company (except for repurchases from employees and consultants and by conversion into or exchange for stock of the Company ranking junior to the Preferred Stock as to dividends).

     Conversion Rights. Each share of Preferred Stock may be converted at any time at the option of the holder into fully paid, non-assessable shares of Common Stock. The conversion price will be $45.00 per share of Common Stock; provided, however, that such conversion price will be adjusted and readjusted from time to time as provided in the Designations. Except as may be provided by the Board of Directors, upon conversion, the Company is not obligated to make any payment or adjustment with respect to dividends accrued on the Preferred Stock unless the holder of the shares of Preferred Stock being converted was the record holder of such shares on the last record date for the payment of such dividends. Upon conversion of the Preferred Stock, the Company will make no payment or adjustment whatsoever relating to dividends accrued on the Common Stock issuable upon conversion.

     Upon surrender of certificates for shares of Preferred Stock to be converted as required in the Designations, the Company will issue the number of full shares of Common Stock issuable upon conversion thereof and cash for any remaining fraction of a share of Common Stock in an amount equal to the Current Market Price (as defined in the Designations) on the conversion date.

     The conversion price is subject to adjustment upon certain events, including the subdivision or combination of the outstanding Common Stock, the payment of a stock dividend to holders of Common Stock, or the issuance or sale to all holders of Common Stock of any shares of Common Stock for a consideration per share that is less than the Current Market Price immediately prior to such issuance or sale (or deemed issuance or sale). Issuances of options and securities convertible into Common Stock are deemed to be issuances of the underlying Common Stock for purposes of adjustments to the conversion price. Whenever the conversion price is adjusted, the Company will promptly mail to holders of Preferred Stock a notice of adjustment briefly stating the facts requiring the adjustment and the manner of computing it. No adjustment in the conversion price need be made unless the adjustment would require an increase or decrease of at least 1% in the conversion price; provided, however, that any adjustments that are not made will be carried forward and taken into account in any subsequent adjustment. All calculations under the Designations will be made either to the nearest cent or the nearest 1/100th of a share.

     In case of any consolidation or merger of the Company with any other corporation (other than a wholly owned subsidiary of the Company), or in the case of any sale or transfer of all or substantially all of the assets of the Company, or in the case of any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property, the Company will make appropriate provision or cause appropriate provision to be made so that holders of each share of Preferred Stock then outstanding will have the right thereafter to convert such share of Preferred Stock into the kind and amount of shares of stock and other securities and property receivable upon such consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock into which such share of Preferred Stock might have been converted immediately prior to the effective date of such

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consolidation, merger, sale, transfer or share exchange. If in connection with any such consolidation, merger, sale, transfer or share exchange, each holder of shares of Common Stock is entitled to elect to receive either securities, cash or other assets upon completion of such transaction, the Company will provide or cause to be provided to each holder of Preferred Stock the right to elect to receive the securities, cash or other assets into which the Preferred Stock held by such holder will be convertible after completion of any such transaction on the same terms and subject to the same conditions applicable to holders of the Common Stock (including, without limitation, notice of the right to elect, limitations on the period in which such election will be made and the effect of failing to exercise the election). The above will similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

     The Company will reserve and at all times keep available, free from preemptive rights, out of its authorized but unissued stock, for the purpose of effecting the conversion of the Preferred Stock, such number of shares of its duly authorized Common Stock as will from time to time be sufficient to effect the conversion of all outstanding Preferred Stock.

     Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of shares of Preferred Stock are entitled to receive out of assets of the Company, whether such assets are stated capital or surplus of any nature, before any payment is made or any assets are distributed to holders of Common Stock and of any other class of stock of the Company ranking junior to the Preferred Stock as to a liquidation, dissolution or winding up, liquidating distributions in the amount of $50.00 per share of Preferred Stock plus accrued and unpaid dividends, whether or not declared, without interest. If upon any liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Preferred Stock and any other preferred stock ranking as to any such distribution on a parity with the Preferred Stock are not paid in full, the holders of the Preferred Stock and of such other preferred stock will share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company. Neither a consolidation or merger of the Company with another corporation nor a sale or transfer of all or part of the Company's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Company for these purposes.

     Optional Redemption. Shares of Preferred Stock were not redeemable prior to October 25, 1996. Shares of Preferred Stock are redeemable at the option of the Company, in whole or in part, at any time out of funds legally available therefor, on or after October 25, 1996, as specified in the Designations, on not less than 30 nor more than 60 days notice to each holder of record of the shares to be redeemed, by first-class mail at the per share redemption prices set forth below during the period beginning on October 15 of the years shown below (October 25 in the case of 1996), plus in each case an amount equal to accrued and unpaid dividends, if any, to (and including) the redemption date, whether or not earned or declared.

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

                            Redemption                           Redemption
  Year                      Per Share     Year                    Per Share
  ----                      ----------    -----                  -----------
  1996...................     $51.50      2000.................     $50.50
  1997...................     $51.25      2001.................     $50.25
  1998...................     $51.00      2002 and thereafter..     $50.00
  1999...................     $50.75

     If fewer than all of the shares of Preferred Stock are to be redeemed, the shares to be redeemed shall be selected by lot or pro rata or by any other equitable manner determined by the Board of Directors of the Company in its sole discretion. On and after the date fixed for redemption, provided that the redemption price (including any accrued and unpaid dividends to and including the date fixed for redemption) has been duly paid or provided for, dividends shall cease to accrue on the Preferred Stock called for redemption, such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares as stockholders of the Company shall cease, except the right to receive the monies payable upon such redemption, without interest thereon, upon surrender of the certificates evidencing such shares.

     Exchangeability. The Preferred Stock is exchangeable in whole, but not in part, at the option of the Company, for 4.5% Convertible Subordinated Debentures due 2003 (the "Exchange Debentures") on any dividend payment date beginning October 15, 1995 at the rate of $50.00 principal amount of Exchange Debentures for each share of Preferred Stock outstanding at the time of exchange; provided that the Exchange Debentures will be issuable initially in denominations of $1,000 and integral multiples thereof. If the exchange results in an amount of Exchange Debentures that is not an integral multiple of $1,000, the amount in excess of the closest integral multiple of $1,000 will be paid in cash by the Company. The Company will mail written notice of its intention to exchange to each holder of record of the Preferred Stock not less than 30 nor more than 60 days prior to the date fixed for exchange.

     Upon the date fixed for exchange of Preferred Stock for Exchange Debentures (the "Exchange Date"), if the Company has taken all action required to authorize the issuance of the Exchange Debentures in exchange for the Preferred Stock, all of the shares of Preferred Stock will no longer be deemed outstanding and all rights relating to such shares will terminate, except only the right to receive dividends accrued and unpaid to the date fixed for such redemption and the right to receive the Exchange Debentures upon surrender of certificates representing the Preferred Stock, the rights of holders of Preferred Stock as stockholders of the Company shall cease (except the right to receive, accrued and unpaid dividends to and including the Exchange Date) and their shares of Preferred Stock no longer will be deemed outstanding and will represent only the right to receive the Exchange Debentures and any accrued and unpaid dividends. If all dividends accrued and payable on the Preferred Stock have not been paid or declared prior to the Exchange Date and funds have not been set aside to provide for payment in full of the dividends, the Company may not exercise its option to exchange the Preferred Stock for the Exchange Debentures. In addition, the exchange of the Preferred Stock for the Exchange Debentures is subject to compliance at the time with any relevant covenants in the Company's then existing bank loan agreements. The exchange of Preferred Stock for Exchange Debentures may be a

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taxable event and, therefore, may result in tax liability for the holder exchanging such stock without any correlative cash payment to such holder.

     Voting Rights. Except as indicated below or otherwise required by law, holders of Preferred Stock will have no voting rights. If at any time the equivalent of six quarterly dividends payable on the Preferred Stock are accrued and unpaid, the number of directors of the Company will be increased by two and the holders of all outstanding shares of Preferred Stock and any stock ranking on a parity as to dividends with the shares of Preferred Stock and having similar voting rights then exercisable, voting separately as a class without regard to series, will be entitled to elect the additional two directors to serve until all dividends accumulated and unpaid have been paid or declared and funds set aside to provide for payment in full.

     In addition, without the vote or consent of the holders of at least a majority of shares of the Preferred Stock then outstanding, the Company may not
(a) create or issue or increase the authorized number of shares of any class or series of stock ranking prior to the Preferred Stock either as to dividends or upon liquidation, dissolution or winding up, or any security convertible into or exercisable or exchangeable for such stock or (b) amend, alter or repeal any of the provisions of the Certificate so as to affect adversely any right, preference, privilege or voting power of the Preferred Stock or the holders thereof; provided, however, that any increase in the amount of authorized preferred stock or the creation and issuance of other series of Preferred stock, or any increase in the amount of authorized shares of such series or of any other series of preferred stock, in each case ranking on a parity with or junior to the Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, will not be deemed to affect adversely such rights, preferences or voting powers.

     Redemption at Option of Holder Upon a Fundamental Change. If a Fundamental Change (as defined below) occurs, each holder of Preferred Stock shall have the right, at the holder's option, to require the Company to repurchase all of such holder's Preferred Stock, or any portion thereof that has an aggregate liquidation value that is a multiple of $50.00, on the date (the "Repurchase Date") selected by the Company that is not less than ten nor more than 20 days after the Final Surrender Date (as defined below), at a price per share equal to $50.00, plus accrued and unpaid dividends to the Repurchase Date. The Company may, at its option, pay all or any portion of the repurchase price upon a Fundamental Change in shares of Common Stock of the Company or any successor corporation. For purposes of calculating the number of shares of Common Stock issuable upon such redemption, the value of any such Common Stock will equal the average of the closing prices of such Common Stock for the five trading days ending on the third trading day immediately preceding the Repurchase Date. Payment may not be made in shares of Common Stock unless such shares have been, or will be no later than the Final Surrender Date (as defined below), registered under the Securities Act or are freely tradeable pursuant to an exemption thereunder and are listed on a United States national securities exchange or quoted on the NASDAQ-NMS at the time of payment.

     Within 30 days after the occurrence of a Fundamental Change, the Company is obligated to mail to all holders of record of the Preferred Stock a notice (the "Company Notice") describing, among other things, the occurrence of such Fundamental Change and of the repurchase right arising as a result thereof. The Company must cause a copy of such notice to be published in a daily newspaper of national circulation (which shall be The Wall Street Journal if then in circulation). At least two business days prior to the Repurchase Date, the Company must publish a similar notice stating whether and to what extent the repurchase price will be paid in cash or shares of Common

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Stock. To exercise the repurchase right, a holder of Preferred Stock must surrender, on or before the date which is, subject to any contrary requirements of applicable law, 60 days after the date of mailing of the Company Notice (the "Final Surrender Date"), the certificates representing the Preferred Stock with respect to which the right is being exercised, duly endorsed for transfer to the Company, together with a written notice of election.

     The term "Fundamental Change" shall mean either of the following:

          (a) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becoming, in one transaction or a series of related transactions, the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of Voting Shares (as defined below) of the Company entitled to exercise more than 50% of the total voting power of all outstanding Voting Shares of the Company (including any Voting Shares that are not then outstanding of which such person or group is deemed the beneficial owner); or

          (b) any consolidation of the Company with, or merger of the Company into, any other person, any merger of another person into the Company, or any sale, lease or transfer of all or substantially all of the assets of the Company to another person (other than a merger (i) which results in the holders of Common Stock of the Company immediately prior to giving effect to such transaction owning shares of capital stock of the surviving corporation in such transaction representing in excess of 40% of the total voting power of all shares of capital stock of such surviving corporation entitled to vote generally in the election of directors and (ii) in which the shares of the surviving corporation held by such holders are, or immediately upon issuance will be, listed on a national securities exchange or quoted on the NASDAQ-NMS and are not subject to any right of repurchase by the issuer thereof or any third party and are not otherwise subject to any encumbrance as a result of such transaction, provided, that the surviving corporation (x) amends its charter or certificate of incorporation to include the Preferred Stock and its terms as set forth in the Designations or (y) if the Preferred Stock has been exchanged for the Exchange Debentures, assumes or guarantees the Company's obligations under the Exchange Debentures);

provided, however, that a Fundamental Change shall not occur if either (i) for any five trading days during the 10 trading days immediately preceding either the public announcement by the Company of such transaction or the consummation of such transaction, the last sale price of the Common Stock is equal to at least 105% of the conversion price in effect on such trading days, or (ii) at least 90% of the consideration (excluding cash payments for fractional shares) in such transaction or transactions to the holders of Common Stock consists of shares of common stock that are, or immediately upon issuance will be, listed on a national securities exchange or quoted on the NASDAQ-NMS, and as a result of such transaction or transactions, the Preferred Stock or Exchange Debentures, as the case may be, become convertible into such common stock. The Company will not complete any Fundamental Change unless it makes proper provision to satisfy its obligations under the Designations.

     For purposes of the foregoing, "Voting Shares" is defined to mean all outstanding shares of any class or classes (however designated) of capital stock entitled to vote generally in the election of members of the Board of Directors.

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The Exchange Debentures

     General. If the Company elects to exchange the Preferred Stock for the Exchange Debentures, the Company will issue the Exchange Debentures under an Indenture (the "Indenture") to be entered into between the Company and a trustee to be designated by the Company prior to such exchange and who would qualify at the time of such designation as a trustee under the Trust Indenture Act of 1939, as amended by the Trust Indenture Reform Act of 1990, as amended (together with any successor trustee, the "Trustee"), at a rate of $50.00 principal amount of Exchange Debentures for each share of Preferred Stock as exchanged. The following descriptions of certain provisions of the Indenture and the Exchange Debentures are intended as summaries only and are qualified in their entirety by reference to the Indenture and the Exchange Debentures, including the definitions in those documents of certain terms. Copies of the forms of Indenture and Exchange Debentures have been filed as exhibits to this registration statement.

     The Exchange Debentures will be general, unsecured, subordinated obligations of the Company, limited to an aggregate principal amount equal to the aggregate liquidation value of the Preferred Stock (excluding accrued and unpaid dividends payable upon liquidation) and will mature on October 15, 2003. The Exchange Debentures will be issued only in fully registered form, without coupons, initially in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of the Exchange Debentures, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any such transaction.

     Interest. The Exchange Debentures will bear interest at the rate of 4.5% per annum from the date of issuance, or from the most recent interest payment date to which interest has been paid or provided for, payable semiannually on April 15 and October 15 each year to the person in whose name the Exchange Debenture (or any predecessor Debenture) is registered at the close of business on the preceding April 1 and October 1, as the case may be. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. Principal of, premium, if any, and interest on the Exchange Debentures will be payable, and the transfer of Exchange Debentures will be registrable, at the principal office of the paying agent (who, initially, may be the Trustee). In addition, payment of interest may, at the option of the Company, be made by check mailed to the address of the person entitled thereto as it appears in the register of holders of Exchange Debentures.

     Conversion Rights. The Exchange Debentures will be convertible into Common Stock of the Company at the option of the holder at any time at the conversion price then in effect (which shall be the conversion price of the Preferred Stock set forth on the cover page of this Offering Memorandum, as subsequently adjusted). The right to convert Exchange Debentures called for redemption will terminate at the close of business on the third business day preceding the date fixed for redemption and will be lost if not exercised prior to that time.

     In case the Company shall be a party to any transaction (including, without limitation, a merger; consolidation, sale, lease or transfer of all or substantially all of its assets or reclassification of the Common Stock) as a result of which shares of Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each Exchange Debenture shall thereafter be convertible into the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such transaction by a holder of that number of shares of Common Stock, or fraction thereof, into which an Exchange Debenture was convertible immediately prior to such transaction.

     The conversion price is subject to adjustment upon certain events, including the subdivision or combination of the outstanding Common Stock, the payment of a stock dividend to holders of Common Stock or the issuance or sale to all holders of Common Stock of any shares of Common Stock for a consideration per share that is less than the current market price immediately prior to such issuance or sale (or deemed issuance or sale). Issuances of options and securities convertible into Common Stock are deemed to be issuances of the underlying Common Stock for purposes of adjustments to the conversion price. Whenever the conversion price is adjusted, the Company will promptly mail to holders of Exchange Debentures a notice of adjustment briefly stating the facts requiring the adjustment and the manner of computing it.

     No adjustment of the conversion price will be required to be made in any case until cumulative adjustments amount to a change in the conversion price of 1% or more, but any such adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

     No fractional shares or securities representing fractional shares of Common Stock will be issued upon conversion. Any fractional shares resulting from conversion will be paid in cash based on the current market price of the Common Stock at the close of business on the first trading day preceding the date of conversion.

     Holders of Exchange Debentures at the close of business on an interest payment record date will be entitled to receive the interest payable on such Exchange Debentures on the corresponding interest payment date notwithstanding the conversion thereof or the Company's default on payment of the interest due on such interest payment date. However, Exchange Debentures surrendered for conversion during the period from the close of business on any interest payment record date to the opening of business on the corresponding interest payment date (except Exchange Debentures called for redemption on a redemption date during such period) must be accompanied by payment of an amount equal to the interest payable on such Exchange Debentures on such interest payment date. A holder of Exchange Debentures on an interest payment record date who (or whose transferee) converts Exchange Debentures on an interest payment date will receive the interest payment on such Exchange Debentures by the Company on such date, and the converting holder need not include payment in the amount of such interest upon surrender of Exchange Debentures for conversion. Except as provided above, no payment or adjustment will be made on account of accrued interest upon conversion of Exchange Debentures.

     Subordination. The payment of the principal of, premium, if any, and interest on Exchange Debentures will, to the extent set forth in the Indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as defined below). In the event and during the continuation of any default in the payment of principal, interest or premium, if any, on any Senior Indebtedness or an event of default with respect to any Senior Indebtedness permitting the holders to accelerate the maturity thereof, continuing beyond the period of grace, if any, specified in the instrument evidencing such Senior Indebtedness, no payment with respect to the principal, interest or premium, if any, on the Exchange Debentures may be made by the Company unless and until such default has been cured or waived or shall have ceased to exist.

Upon any payment or distribution of assets to creditors upon any dissolution, winding up, liquidation or reorganization of the Company, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due thereon before the holders of the Exchange Debentures will be entitled to receive any payment in respect of the principal of or premium, if any, or interest on the Exchange Debentures.

     "Senior Indebtedness" with respect to the Exchange Debentures means (a) the principal of and premium, if any, and interest (including, without limitation, any interest accruing subsequent to the filing of a petition or other action concerning bankruptcy or other similar proceedings, whether or not constituting an allowed claim in any such proceedings) on the following, whether presently outstanding or hereafter incurred or created: all indebtedness or obligations of the Company (i) for money borrowed (other than that evidenced by the Exchange Debentures), including intercompany loans and (ii) which is evidenced by a note, bond, debenture or similar instrument (including a purchase money mortgage), (b) all obligations constituting Bank Debt as defined in the Indenture; (c) all obligations of the Company: (i) for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (ii) under interest rate swaps, caps, collars, options and similar arrangements, and (iii) under any foreign exchange contract, currency swap agreement, futures contract, currency option contract, or other foreign currency hedge; (d) all obligations for the payment of money relating to a capitalized lease obligation; (e) any liabilities of others described in the preceding clauses (a), (b), (c) and (d) which the Company has guaranteed or which are otherwise its legal liability; and
(f) renewals, extensions, refundings, restructurings, amendments and modifications of any such indebtedness or guarantee. Notwithstanding anything to the contrary in the Indenture or the Exchange Debentures,"Senior Indebtedness" shall not include (a) any indebtedness represented by the Company's 3.0% Convertible Subordinated Note due December 1, 1996, (b) any indebtedness represented by the Company's 3.5% Convertible Subordinated Debenture due October 15, 1999, (c) any indebtedness represented by the 6.75% Debentures, (d) any indebtedness of the Company to a Subsidiary except to the extent any such indebtedness is pledged by such Subsidiary as security for any Bank Debt, (e) any indebtedness or guarantee of the Company which by its terms or the terms of the instrument creating or evidencing it is not superior in right of payment to the Exchange Debentures and (f) accounts payable or any other indebtedness to trade creditors created or assumed by the Company in the ordinary course of business, which shall rank pari passu with the Exchange Debentures. The Exchange Debentures will be structurally subordinated to indebtedness of the Company's subsidiaries.

     Company's Right of Redemption. If issued, the Exchange Debentures will be redeemable, at the option of the Company at any time, in whole or in part, upon not less than 30 or more than 60 days prior notice by first-class mail at the following redemption prices (expressed as percentages of principal amount), plus accrued interest, to the date fixed for redemption, if redeemed during the 12-month period beginning October 15 of the year indicated:

                        Redemption                               Redemption
  Year                  Per Share         Year                   Per Share
  ----                  ----------        ----                   -----------
  1996...............     103.0%          2000.................     101.0%
  1997...............     102.5%          2001.................     100.5%
  1998...............     102.0%          2002 and thereafter..     100.0%
  1999...............     101.5%

     Redemption at Option of Holders Upon a Fundamental Change. If a Fundamental Change occurs, each holder of Exchange Debentures shall have the right, at the holder's option, to require the Company to repurchase all of such holder's Exchange Debentures, or any portion thereof that is an integral multiple of $1,000, on the Repurchase Date, at a price equal to the principal amount of the Exchange Debentures, plus accrued interest to the Repurchase Date.

     Within 30 days after the occurrence of a Fundamental Change, the Company is obligated to mail to all holders of record of the Exchange Debentures the Company Notice describing, among other things, the occurrence of such Fundamental Change and of the repurchase right arising as a result thereof. The Company must deliver a copy of the Company Notice to the Trustee and cause a copy of such notice to be published in a daily newspaper of national circulation (which shall be The Wall Street Journal if then in circulation). At least two business days prior to the Repurchase Date, the Company must publish a similar notice stating whether and to what extent the repurchase price will be paid in
cash or equivalent shares of Common Stock.   For purposes of calculating the
number of shares of Common Stock issuable upon such redemption, the value of any such common stock will be equal to the average of the closing prices of such Common Stock for the five trading days ending on the third trading day immediately preceding the Repurchase Date. Payment may not be made in shares of Common Stock unless such shares have been, or will be no later than the Final Surrender Date, registered under the Securities Act or are freely tradeable pursuant to an exemption thereunder and are listed on a United States national securities exchange or quoted on the NASDAQ-NMS at the time of payment. To exercise the repurchase right, a holder of Exchange Debentures must surrender, on or before the Final Surrender Date, the Exchange Debentures with respect to which the right is being exercised, duly endorsed for transfer to the Company, together with a written notice of election.

     Events of Default.  The following will be Events of Default under the
Indenture: (a) failure to pay principal of or premium, if any, on the Exchange Debentures when due at maturity, upon redemption or otherwise, including failure by the Company to redeem the Exchange Debentures when required (whether or not such payment shall be prohibited by the subordination provisions of the Indenture); (b) failure to pay any interest on any Exchange Debentures when due, continued for 30 days (whether or not such payment shall be prohibited by the subordination provisions of the Indenture); (c) failure to perform any other covenant or agreement of the Company in the Exchange Debentures or the Indenture, continued for 30 days after written notice as provided in the Indenture; (d) failure to pay when due any amounts payable with respect to any indebtedness for money borrowed by the Company in excess of $10 million, and such default has resulted in the acceleration of such indebtedness, which acceleration is not withdrawn, canceled or annulled within 10 days after notice of it; and
(e) certain events in bankruptcy; insolvency or reorganization of the Company or any subsidiary. Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable security or indemnity. The holders of a majority in aggregate principal amount of the outstanding Exchange Debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred to the Trustee (subject to certain exceptions).

     If an Event of Default (other than an Event of Default arising out of certain events of bankruptcy, insolvency or reorganization) occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Exchange Debentures may accelerate the maturity of all Exchange Debentures. The maturity of the Exchange Debentures automatically accelerates upon the occurrence of an Event of Default arising out of certain events of bankruptcy, insolvency or reorganization. After such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding Exchange Debentures may, subject to certain conditions, rescind and annul the acceleration if all Events of Default, other than the nonpayment of amounts which became due by acceleration, have been cured or waived as provided in the Indenture.

     No holder of any Exchange Debenture will have any right to institute any proceeding with respect to the Indenture or for any remedy under the Indenture unless such holder previously has given to the Trustee written notice of a continuing Event of Default and unless also the holders of at least 25% in aggregate principal amount of the outstanding Exchange Debentures have made written request, and offered reasonable indemnity to the Trustee to institute proceedings as trustee, and the Trustee has not received from the holders of a majority in aggregate principal amount of the outstanding Exchange Debentures a direction inconsistent with the request and has failed to institute such proceedings within 60 days. However, these limitations do not apply to a suit instituted by a holder of an Exchange Debenture for the enforcement of payment of the principal of or premium, if any, or interest on such Exchange Debenture on or after the respective due dates expressed in such Exchange Debenture or of the right to convert the Exchange Debenture in accordance with the Indenture.

     The Company will be required to furnish to the Trustee annually a statement of the performance by the Company of certain of its obligations under the Indenture and as to any default in the performance of the obligations.

     The Indenture provides that the Trustee will, within 90 days after the occurrence of default, mail to all holders notice of all defaults known to it, but, except in the case of a default in the payment of the principal of or premium, if any, or interest on any of the Exchange Debentures, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of such holders.

     The holders of a majority in aggregate principal amount of outstanding Exchange Debentures may on behalf of the holders of all the Exchange Debentures waive any past defaults, other than a default in payment of the principal of or premium, if any, or interest on any

Exchange Debenture or a failure by the Company to convert any Exchange Debentures into Common Stock.

     Merger and Consolidation. So long as the Exchange Debentures are outstanding, the Company may not consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets to, another corporation, person or entity unless (a) the Company is the surviving person or the successor or transferee is a corporation organized under the laws of the United States, any state thereof or the District of Columbia; provided, however, that the foregoing shall not be applicable in the event of a transaction constituting a Fundamental Change, (b) the successor assumes all the obligations of the Company under the Exchange Debentures and the Indenture (in which case all obligations of the Company shall terminate), and (c) immediately before, after giving effect to such transaction, no Event of Default exists.

     Modification. Supplemental indentures modifying or amending the Indenture may be made by the Company and the Trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding Exchange Debentures; provided, however, that no such modification or amendment may, without the consent of the holders of all the Exchange Debentures then outstanding, (a) extend the stated maturity of any Exchange Debenture, reduce the rate or extend the time of payment of interest on any Exchange Debenture, reduce the principal amount on any Exchange Debenture or premium, if any, on any Exchange Debenture, or impair the right of a holder to institute suit for payment thereof, change the currency in which the Exchange Debentures are payable, impair the right to convert the Exchange Debentures into stock, securities or other property or assets (including cash) subject to the terms set forth in the Indenture, modify the subordination provisions of the Indenture in a manner adverse to the holders of Exchange Debentures or modify the provisions regarding repurchase of Exchange Debentures upon a Fundamental Change, in each case without the consent of the holders of each Exchange Debenture so affected, or (b) reduce the percentage of Exchange Debentures, the consent of holders of which is required for any such modification.

Item 2.  Exhibits.

     The following exhibits are filed as part of this registration statement on Form 8-A. Where such filing is made by incorporation by reference to a previously filed statement or report, such statement or report is identified in parenthesis. The securities to be registered are to be registered on the NASDAQ National Market. All exhibits required to be filed with the NASDAQ National Market in accordance with the Instructions as to Exhibits on Form 8-A have been duly filed with each copy of the Registration Statement filed with the NASDAQ National Market.

Exhibit No.                         Description
-----------                         -----------

4.1 Certificate of Designations of the $2.25 Cumulative Convertible Exchangeable Preferred Stock of the Company (Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1993)

4.2 Form of Indenture and Exchange Debenture relating to the 4.5% Convertible Subordinated Debentures due 2003. (filed herewith)

                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

August 5, 1999
                                   SKYTEL COMMUNICATIONS, INC.


                                   By: /s/ Leonard G. Kriss
                                       -------------------------------
                                       Name:   Leonard G. Kriss
                                       Title:  Senior Vice President,
                                               General Counsel and Secretary